EXHIBIT 10.01
GENERAL RELEASE AND WAIVER OF DEBT

This General Release and Waiver of Debt (hereinafter referred to as the "Agreement") is made this 14th day of June, 2014 by and between Sandu Mazilu (hereinafter, the "Claimant") and Macco International Corp., a Nevada corporation (the “Company”).

RECITALS:

WHEREAS the Company owes the Claimant an aggregate of $9,000.00 (the "Debt"), which Debt is evidenced on the Company's audited financial statement together with its Annual Report on Form 10-K for fiscal year ended February 28, 2014 filed with the Securities and Exchange Commission on June 13, 2014;

WHEREAS the Claimant is the sole director and President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer of the Company and in such capacity advanced monies for working capital purposes to the Company as evidenced by the Debt; and

WHEREAS the Claimant entered into that certain stock purchase agreement dated April 23, 2014 (the "Stock Purchase Agreement") by and among Claimant and Ana Mazilu, the sellers of 6,200,000 shares of restricted common stock of the Company (collectively, the "Control Block Sellers"), and Success Holding Group Corp. USA, purchaser of the 6,200,000 shares of restricted common stock (the "Purchaser");

AND WHEREAS in further accordance with the terms and provisions of the Stock Purchase Agreement, Claimant acknowledges that the Company should have no debt or liabilities evidenced on its financial statements and therefore is willing to provide to the Company a full waiver and release of the Debt (the "Waiver and Release"); and

WHEREAS the parties to this Agreement have agreed to the Waiver and Release subject to the terms and conditions set forth below.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

1.
In consideration of this Agreement, Claimant individually and on behalf of his successors, heirs and assigns, forever releases, remises, waives, acquits, covenants not to sue or file any complaints with any court of competent jurisdiction or with any regulatory office, and specifically releases and waives any claims or rights it may have under common law and statutory law, common law fraud or deceit, and discharges the Company, together with any firms, successors, predecessors, assigns, directors, officers, shareholders, supervisors, employees, attorneys, agents and representatives from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys' fees, causes in action, indebtedness and liabilities, known or unknown, which he may now have resulting or arising from the Debt, or any other matter, occurrence or event whatsoever from the beginning of time to the date of this Agreement.

2.
As a result of Claimant's decision to provide to the Company the Waiver and Release, Claimant acknowledges that it is foregoing the possibility of any future accrual of interest or repayment of interest and principal by any other terms, and that the consideration for the Waiver and Release agreed upon with the Company is in its view fair and reasonable.

3.
Claimant and the Company specifically agree that neither party shall divulge, disclose, publicize or in any manner make reference to this Agreement and the circumstances and events leading up to this Agreement other than as required under the disclosure laws relating to reporting companies under the Securities Exchange Act of 1934. This Agreement and the circumstances and events leading up to this Agreement shall be held in the strictest confidence between the parties and disclosure of any portion of this Agreement by the parties, other than to their legal counsel, accountants, tax advisors or as required by law or as agreed in writing by both parties, shall operate as a breach of this Agreement. It is the intent of the parties to this Agreement to respect each other's right to privacy and each party agrees to act in good faith to avoid having the terms of this Agreement and the circumstances and events leading up to this Agreement becoming public.

4.
This Agreement shall be interpreted pursuant to Nevada law. If any provision in this Agreement shall be declared unenforceable by any administrative agency or court of law, the remainder of the Agreement shall remain in full force and effect and shall be binding upon the parties hereto as if the invalidated provisions were not part of this Agreement. Each party has cooperated in the drafting and preparation of this Agreement. As a result, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

5.
Each covenant, agreement and provision of this Agreement shall be construed to be a separate covenant, agreement and provision. If any covenant, agreement or provision of this Agreement is breached, the remainder of this Agreement shall not be effected thereby. No waiver of any breach of any term or provision of this Agreement shall be considered to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

APPROVED AND ACCEPTED this 14th day of June, 2014.

MACCO INTERNATIONAL CORP.

Date: June 14, 2014	By:	/s/ Brian Kistler
Brian Kistler
President

Date: June 14, 2014	By:	/s/ Sandu Mazilu
Sandu Mazilu